NEWS RELEASE

INTEROIL ANNOUNCES DIRECT PARTICIPATION IN ELK/ANTELOPE FIELD BY PNG GOVERNMENT ENTITY, PETROMIN

October 30, 2008 -- InterOil Corporation (IOL:TSX) (IOC:AMEX) (IOC:POMSoX), today announced that it has agreed with Petromin PNG Holdings Limited, a government entity mandated to invest in resource projects on behalf of the Independent State of Papua New Guinea, for Petromin to take a direct interest in the Elk/Antelope field. Petromin will contribute an initial deposit and will fund 20.5% of the costs of developing the field. The agreement remains subject to certain formal conditions precedent expected to be satisfied within the next month.

“We are very excited that Petromin has agreed to take this interest and undertake this investment,” said Mr. Mulacek, Chief Executive Officer of InterOil. “Participation by the state entity confirms the support expressed by the Government of Papua New Guinea for our proposed LNG project and will provide valuable impetus at this time for our exploration and development efforts.”

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region. InterOil’s assets consist of petroleum licenses covering about 8.7 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea. In addition, InterOil is a shareholder in a joint venture established to construct Papua New Guinea’s first LNG plant on a site adjacent to InterOil’s refinery in Port Moresby.

InterOil’s common shares trade on the Toronto Stock Exchange under the symbol IOL in Canadian dollars and on the American Stock Exchange under the symbol IOC in US dollars.

For more information please see the InterOil website at: www.interoil.com.

FOR INVESTOR RELATIONS ENQUIRIES:

Anesti Dermedgoglou
V.P. Investor Relations
InterOil Corporation
anesti@interoil.com
Cairns Qld Australia
Phone: +61 7 4046 4600

InterOil News Release

Cautionary Statements

This press release may include “forward-looking statements” as defined in United States federal and Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the InterOil expects, believes or anticipates will or may occur in the future are forward-looking statements. In particular, this press release contains forward looking statements concerning Petromin’s investment and participation in the Elk/Antelope field. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given however, that these events will occur. Actual results will differ, and the difference may be material and adverse to the Company and its shareholders. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Some of these factors include satisfaction of conditions precedent to the agreement with Petromin, the Company’s ability to finance the development of its LNG facility; the Company’s ability to timely construct and commission the LNG facility; political, legal and economic risks in Papua New Guinea; and the risk factors discussed in the Company’s filings with the Securities and Exchange Commission and SEDAR, including but not limited to those in the Company’s Annual Report for the year ended December 31, 2007 on Form 40-F and its Annual Information Form for the year ended December 31, 2007. In particular, there is no established market for natural gas in Papua New Guinea and no guarantee that gas from the Elk/Antelope field will ultimately be able to be extracted and sold commercially.

Investors are urged to consider closely the disclosure in the Company’s Form 40-F, available from us at www.interoil.com or from the SEC at www.sec.gov and its and its Annual Information Form available on SEDAR at www.sedar.com.

InterOil News Release